                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       FEDERATED DEPARTMENT STORES, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                       FEDERATED DEPARTMENT STORES, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
       Not Applicable

(2) Aggregate number of securities to which transaction applies:
       Not Applicable

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
       Not Applicable

(4) Proposed maximum aggregate value of transaction:
       Not Applicable

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
       Not Applicable

(2) Form, schedule or registration statement no.:
       Not Applicable

(3) Filing party:
       Not Applicable

(4) Date filed:
       Not Applicable

                       FEDERATED DEPARTMENT STORES, INC.
                              151 West 34th Street
                            New York, New York 10001
                                      and
                             7 West Seventh Street
                             Cincinnati, Ohio 45202

                                                                  April 20, 1995

To the Stockholders:

     You are cordially invited to attend the 1995 Annual Meeting of the stockholders of Federated Department Stores, Inc., to be held on Friday, May 19, 1995, at 11:00 a.m., Eastern Daylight Time, at the Registry Hotel, 475 Seagate Drive, Naples, Florida 33940. The official Notice of Meeting, Proxy Statement and form of proxy are enclosed with this letter. The matters listed in the Notice of Meeting are described in the attached Proxy Statement.

     The vote of every stockholder is important and your cooperation in completing, signing and returning your proxy promptly will be appreciated.

     We hope to see you at the Annual Meeting.

                                            Sincerely,

                                            ALLEN QUESTROM
                                            Chairman of the Board
                                            and Chief Executive
                                            Officer

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND
   RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES
     NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

  ---------------------------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
  ---------------------------------------------------------------------------

To the Stockholders:

     Notice is hereby given that the Annual Meeting of stockholders of Federated Department Stores, Inc. will be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 1995, at the Registry Hotel, 475 Seagate Drive, Naples, Florida 33940, for the following purposes, all as more fully described in the attached Proxy Statement:

     1. To elect four Class I members of the Board of Directors;

     2. To ratify the appointment of KPMG Peat Marwick LLP as the independent accountants of Federated Department Stores, Inc. for the fiscal year ending February 3, 1996; and

     3. To act upon such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

     Stockholders of record at the close of business on April 7, 1995 are entitled to vote at the Annual Meeting or any postponements or adjournments thereof.

                                            DENNIS J. BRODERICK
                                            Secretary

April 20, 1995

     TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                       FEDERATED DEPARTMENT STORES, INC.
                 151 West 34th Street, New York, New York 10001
                                      and
                 7 West Seventh Street, Cincinnati, Ohio 45202

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation, by and on behalf of the Board of Directors (the "Board") of Federated Department Stores, Inc. (the "Company"), of proxies for use at the Annual Meeting of the stockholders of the Company to be held at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 1995, at the Registry Hotel, 475 Seagate Drive, Naples, Florida 33940 and at any postponements or adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the Notice of Meeting and accompanying proxy are being mailed to stockholders on or about April 20, 1995.

     Unless the context otherwise requires, references herein to the "Company" are to Federated Department Stores, Inc. ("Federated") and its subsidiaries, the predecessors thereof and the surviving corporation following the merger (the "Merger") of Federated and R.H. Macy & Co., Inc. ("Macy's") on December 19, 1994 (the "Merger Date"), pursuant to the terms of the Agreement and Plan of Merger, dated as of August 16, 1994 (the "Merger Agreement").

                                    GENERAL

     The holders of record of shares of common stock of the Company ("Common Stock") at the close of business on April 7, 1995 (the "Record Date") are entitled to vote such shares at the Annual Meeting. As of the Record Date, there were outstanding 182,711,734 shares of Common Stock, excluding shares held in the treasury of the Company or by subsidiaries of the Company. Each share of Common Stock, exclusive of treasury shares and shares held by the Company's subsidiaries, is entitled to one vote on each of the matters listed in the Notice of Meeting.

     The holders of a majority of outstanding shares as of the Record Date will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. However, abstentions and broker non-votes with respect to any matter brought to a vote at the Annual Meeting will be treated as shares not voted for purposes of determining whether the requisite vote has been obtained, and therefore will have no effect on the outcome of the vote on any such matter. If the persons present or represented by proxy at the Annual Meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the Annual Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

     The Board has adopted a policy under which, subject to the following provisions, all stockholder proxies, ballots and other voting materials (collectively, "Voting Materials") that identify the votes of specific stockholders will be kept confidential and will not be disclosed to officers, directors or employees of the Company or third parties except where disclosure is required by applicable law or as otherwise permitted by the policy. However,
(i) employees and others serving as voting tabulators, inspectors of election or proxy solicitors or otherwise engaged in the receipt, counting, tabulation or solicitation of proxies who have agreed to maintain stockholder confidentiality as provided in this policy will be permitted such access to Voting

Materials as may be necessary to facilitate their participation in the foregoing activities and (ii) access to Voting Materials will not be restricted (a) in those instances in which stockholders write comments on their proxy cards or otherwise consent to the disclosure of their vote to the Company's management,
(b) in the event of a proxy contest or a solicitation of proxies in opposition to the voting recommendations of the Board, (c) in respect of a stockholder proposal that the Company's Board Organization and Corporate Governance Committee (the "BOCG Committee") after having allowed the proponent of the proposal an opportunity to present its views, determines is not in the best interests of the Company and its stockholders, or (d) in the event that representatives of the Company determine in good faith that a bona fide dispute exists as to the authenticity or tabulation of Voting Materials. The foregoing policy will apply to the Annual Meeting and each subsequent stockholders' meeting in respect of which the Board determines, after considering the matters to be acted upon thereat, that such policy (as the same may from time to time be modified by the Board) would be in the best interests of the Company and its stockholders. See "Stockholder Proposals" for additional information regarding the background of this policy.

     All shares of Common Stock represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting, unless such proxies previously have been revoked, will be voted at the Annual Meeting in accordance with the instructions on the proxies. If no instructions are indicated, such shares will be voted FOR the nominees for director identified below and FOR the ratification of the appointment of the Company's independent accountants.

     A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of the proxy, either a written instrument revoking the proxy or an executed subsequent proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a proxy.

                                STOCK OWNERSHIP

     5% Beneficial Owner. According to information set forth in a Schedule 13G, dated January 17, 1995 (the "FMR Schedule 13G"), filed with the Securities and Exchange Commission (the "SEC") by FMR Corp. ("FMR"), 82 Devonshire Street, Boston, Massachusetts 02109, FMR was the beneficial owner as of December 31, 1994 of 26,047,874 shares of Common Stock (approximately 14.28% of the total number of shares of Common Stock then outstanding), including 2,120,154 shares purchasable upon the exercise of warrants. According to the FMR Schedule 13G,
(i) 23,994,953 of such shares (approximately 13.12% of the total number of shares of Common Stock then outstanding), including 1,608,976 shares purchasable upon the exercise of warrants, were beneficially owned by Fidelity Management & Research Company, a wholly owned subsidiary of FMR, as a result of acting as investment advisor to several investment companies and (ii) the balance of such shares were beneficially owned by Fidelity Management Trust Company, a wholly owned subsidiary of FMR, as a result of its serving as investment manager of institutional accounts. The FMR Schedule 13G also discloses that Edward C. Johnson 3d, Chairman of FMR, and Abigail P. Johnson each own 24.9% of the outstanding voting common stock of FMR and that various Johnson family members and various trusts for the benefit of Johnson family members, through their ownership of FMR's voting common stock and related agreements, form a controlling group with respect to FMR.

     Stock Ownership of Directors and Executive Officers. The following table sets forth the shares of Common Stock beneficially owned (or deemed to be beneficially owned pursuant to the rules of the SEC) as of April 1, 1995 by each director of the Company and each of the Named Executives (defined below) and by directors and executive officers of the Company as a group. Each such person (and all Directors and Executive

Officers as a group) beneficially owns less than 1% of the outstanding shares of Common Stock. The business address of each of the individuals named in the table is 7 West Seventh Street, Cincinnati, Ohio 45202.

                NAME AND ADDRESS                    NUMBER OF SHARES
- - ------------------------------------------------    ----------------
Robert A. Charpie...............................           9,757
Lyle Everingham.................................           5,000
Meyer Feldberg..................................           2,000
Earl G. Graves..................................             600
George V. Grune.................................           4,000
Gertrude G. Michelson...........................           1,000
G. William Miller...............................           8,030
Joseph Neubauer.................................           6,000
Allen I. Questrom...............................           5,000
Laurence A. Tisch...............................              12
Ronald W. Tysoe.................................         287,361
Myron E. Ullman, III............................           1,100
Paul W. Van Orden...............................           1,014
Karl M. von der Heyden..........................           6,000
Marna C. Whittington............................           1,000
James M. Zimmerman..............................         135,000
Thomas G. Cody..................................          33,007
Dennis J. Broderick.............................          11,170
All Directors and Executive Officers as a
  Group.........................................         537,541

                        ITEM 1 -- ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation (the "Certificate of Incorporation") and By-Laws (the "By-Laws") provide that the directors of the Company are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial term of the directors in Class I will expire at the Annual Meeting, the initial term of the directors in Class II will expire at the Company's 1996 annual meeting of stockholders and the initial term of the directors in Class III will expire at the Company's 1997 annual meeting of stockholders.

     In accordance with the recommendation of the BOCG Committee, the Board has nominated Joseph Neubauer, Allen I. Questrom, Paul W. Van Orden and Karl M. von der Heyden, each of whom is currently a member of the Board, for election as Class I Directors for a three-year term to expire at the annual meeting in 1998, or until their successors are duly elected and qualified. In accordance with the retirement policy adopted by the Board, Mr. G. William Miller, a Class I Director, will not stand for re-election. Mr. Myron E. Ullman, III, also a Class I Director, will not stand for reelection. Information regarding the foregoing nominees, as well as the other persons who will continue to serve on the Board, is set forth below.

     A plurality of all votes cast at the Annual Meeting is required to elect each nominee as a director. The Board has no reason to believe that any of the nominees will not serve if elected, but if any nominee should subsequently become unavailable to serve as a director, the persons named as proxies may, in their discretion, vote for a substitute nominee designated by the Board or, alternatively, the Board may reduce the number of directors to be elected.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED EXCEPT WHERE AUTHORITY HAS BEEN WITHHELD.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS -- TERM EXPIRES AT THE 1998 ANNUAL MEETING

JOSEPH NEUBAUER

     Mr. Neubauer, age 53, has been Chairman and Chief Executive Officer of The ARAMARK Corporation (formerly known as The ARA Group) since 1984. He is also a member of the boards of directors of ARAMARK Corporation, Bell of Pennsylvania, a subsidiary of Bell Atlantic, First Fidelity Bankcorporation and Penn Mutual Life Insurance Company. Mr. Neubauer is a member of the BOCG and Compensation Committees of the Board. Mr. Neubauer has been a director since 1992.

ALLEN I. QUESTROM

     Mr. Questrom, age 55, has been Chairman of the Board and Chief Executive Officer of the Company since February 1990. Prior thereto he was President and Chief Executive Officer of the Neiman-Marcus division of the Neiman-Marcus Group, Inc. from September 1988 to February 1990. Mr. Questrom is a member of the Executive and Finance Committee of the Board. Mr. Questrom has been a director since 1990 and previously served as a director in 1988.

PAUL W. VAN ORDEN

     Mr. Van Orden, age 67, has been Executive in Residence (since July 1990) and Executive Director, The Jerome A. Chazan Institute of International Business, Columbia University, Graduate School of Business (since January 1992). Prior thereto, he was Executive Vice President, Corporate Executive Office of General Electric Company from 1986 to 1991. Mr. Van Orden is also a member of the boards of directors of GNA Life Insurance Company of New York and Sunbeam-Oster Company, Inc., a member of the Advisory Board of the Columbia University School of International and Public Affairs and a member of the Board of Overseers of the Columbia University Graduate School of Business. Mr. Van Orden is a member of the Compensation and BOCG Committees of the Board. Mr. Van Orden has been a director since the Merger Date and prior thereto served as a director of Macy's since 1987.

KARL M. VON DER HEYDEN

     Mr. von der Heyden, age 58, has been affiliated with The Clipper Group, a merchant banking firm, since August 1994. Prior to joining The Clipper Group, he was President and Chief Executive Officer of Metallgesellschaft Corp. from December 1993 until July 1994. He was previously Co-Chairman and Chief Executive Officer of RJR Nabisco, Inc. from March to June 1993 and was Executive Vice President and Chief Financial Officer of RJR Nabisco from 1989 to 1993. Mr. von der Heyden is also a member of the board of directors of Trizec Corporation, Ltd., a Canadian company. Mr. von der Heyden is a member of the Audit Review, BOCG and Public Policy Committees of the Board. Mr. von der Heyden has been a director since 1992.

CLASS II DIRECTORS -- TERM EXPIRES AT THE 1996 ANNUAL MEETING

LYLE EVERINGHAM

     Mr. Everingham, age 68, was Chief Executive Officer of The Kroger Co. from 1978 and Chairman of the Board thereof from 1979 until his retirement in 1991. He is also a member of the boards of directors of Cincinnati Milacron, Inc., Providian Corporation and The Kroger Co. Mr. Everingham is a member of the BOCG, Compensation, Executive and Finance and Public Policy Committees of the Board. Mr. Everingham has been a director since 1992.

MEYER FELDBERG

     Professor Feldberg, age 53, has been Dean of the Columbia Business School at Columbia University since 1989. He is also a member of the boards of directors of AMSCO International, Inco Homes, PaineWebber Group Funds and New World Communications Group, Inc. Professor Feldberg is a member of the Audit Review, BOCG and Public Policy Committees of the Board. Professor Feldberg has been a director since 1992.

LAURENCE A. TISCH

     Mr. Tisch, age 71, has been Co-Chairman of the Board of Directors (since
1994) and Co-Chief Executive Officer (since 1988) of Loews Corporation, a diversified financial corporation. He served as Chairman (from 1960 to 1994) and Chief Executive Officer of Loews Corporation from 1960 to 1988. Mr. Tisch is also a director (since 1985), Chairman (since 1990), and President and Chief Executive Officer (since January 1987) of CBS, Inc. Mr. Tisch is also Chief Executive Officer and a director of CNA Financial Corporation and a director of the Bulova Corporation, which corporations are subsidiaries of Loews Corporation. Mr. Tisch is member of the boards of directors of Automatic Data Processing, Inc. and Petrie Stores Corporation. Mr. Tisch is Chairman of the Board of Trustees of New York University, a trustee of the Metropolitan Museum of Art, the Carnegie Corporation of New York and The New York Public Library, and a member of the New York City Mayor's Committee for Public-Private Partnership. Mr. Tisch is a member of the Audit Review and Executive and Finance Committees of the Board. Mr. Tisch has been a director since the Merger Date and prior thereto served as a director of Macy's since 1986.

RONALD W. TYSOE

     Mr. Tysoe, age 42, has been Vice Chairman and Chief Financial Officer of the Company since April 1990. Prior thereto he was President and Treasurer of Federated Stores, Inc., the former indirect parent of Federated ("FSI"), from 1987 to 1992, Chief Financial Officer of FSI from April 1990 to February 1992, and President of Campeau Corporation from April 1989 to January 1990. Mr. Tysoe has been a director since 1988.

MARNA C. WHITTINGTON

     Dr. Whittington, age 47, is a partner with the private investment firm of Miller, Anderson & Sherrerd, LLP, where she has been employed since 1992. Prior thereto, she was executive vice president of the University of Pennsylvania since 1988. Dr. Whittington is also a member of the boards of directors of IM&D Group, Ltd. and Rohm & Haas Company. In addition, she is a member of the board of trustees of MAS Pooled Trust Fund. Dr. Whittington is a member of the Audit Review, BOCG and Compensation Committees of the Board. Dr. Whittington has been a director since 1993.

CLASS III DIRECTORS -- TERM EXPIRES AT THE 1997 ANNUAL MEETING.

ROBERT A. CHARPIE

     Mr. Charpie, age 69, has been Chairman of Ampersand Ventures, a specialty venture capital firm, since 1988. Prior thereto, he was Chairman of the Board of Cabot Corporation from February 1986 until his retirement in September 1988. Mr. Charpie is also a member of the boards of directors of Ashland Coal, Inc., Cabot Corporation, Champion International Corporation, Ceramic Process Systems Corporation and Daniel Products Co. Mr. Charpie is a member of the Audit Review, BOCG, Compensation and Executive and Finance Committees of the Board. Mr. Charpie has been a director since 1992 and previously served as a director from 1984 to 1989.

EARL G. GRAVES, SR.

     Mr. Graves, age 60, has been President and Chief Executive Officer of Earl
G. Graves, Ltd., a multifaceted communications company, since 1970, and is the Publisher of "Black Enterprise" magazine, which he founded. Additionally, since 1990, Mr. Graves has served as Chairman and Chief Executive Officer of Pepsi-Cola of Washington, D.C., L.P., a Pepsi-Cola bottling franchise. Mr. Graves is also a member of the boards of directors of Aetna Life & Casualty Company, Chrysler Corporation, Rohm & Haas Corporation and AMR Corporation. He is a member of the Audit Review and Public Policy Committees of the Board. Mr. Graves has been a director since 1994.

GEORGE V. GRUNE

     Mr. Grune, age 65, has been Chairman of the Board of The Reader's Digest Association, Inc. since August 1, 1994. From 1984 until that date, he was Chairman of the Board and Chief Executive Officer of The Reader's Digest Association, Inc. Mr. Grune is also a member of the boards of directors of Avon Products, Inc., CPC International, Inc. and Chemical Banking Corporation. He is a member of the Audit Review, Compensation, Executive and Finance and Public Policy Committees of the Board. Mr. Grune has been a director since 1992.

GERTRUDE G. MICHELSON

     Mrs. Michelson, age 69, served as Senior Advisor to Macy's from September 1992 until December 23, 1994. Prior thereto, she was Senior Vice
President -- External Affairs of Macy's from October 1980 until her retirement in September 1992 and director of Macy's from July 1986. Mrs. Michelson is also a member of the boards of directors of The Chubb Corporation, General Electric Company, The Goodyear Tire & Rubber Company, The Quaker Oats Company, The Stanley Works and the American Stock Exchange. Mrs. Michelson is a member of the Audit Review and Public Policy Committees of the Board. Mrs. Michelson has been a director since the Merger Date and previously served as a director of Macy's since 1986.

JAMES M. ZIMMERMAN

     Mr. Zimmerman, age 51, has been President and Chief Operating Officer of the Company since May 1988. Mr. Zimmerman is a member of the Public Policy Committee of the Board. Mr. Zimmerman has been a director since 1988.

             FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

ATTENDANCE AT MEETINGS

     The Board held 22 meetings during the fiscal year ending January 28, 1995 ("Fiscal 1994"). No director attended fewer than 75% of the total number of meetings of the Board and Board Committees on which such director served.

COMMITTEES OF THE BOARD

     The Board has established the following standing committees: the Executive and Finance Committee, the Public Policy Committee, the Audit Review Committee, the BOCG Committee and the Compensation Committee. The By-Laws require that the latter three committees be composed solely of non-employee directors and that a majority of the members of the Executive and Finance Committee be non-employee directors. The By-Laws define "non-employee director," in general, to mean a director of the Company who is not a full-time employee of the Company or any of its subsidiaries. The By-Laws further require that all of the members of the Audit Review Committee, the BOCG Committee and the Compensation Committee, and a majority of the members of the Executive and Finance Committee, the Public Policy Committee and each other directorate committee that the Board may from time to time establish, be independent directors, except to the extent that a majority of the independent directors then serving as members of the Board determines in a specific instance that it would be in the best interests of the Company and its stockholders that the By-Laws not operate to preclude the service of one or more individuals on one or more of such committees. The By-Laws define "independent director," in general, to mean a director of the Company who (i) is not (and has not been within the preceding 60 months) an employee of the Company or any of its subsidiaries, (ii) is not (and has not been within the preceding 60 months) an executive officer, partner or principal in or of any corporation or other entity that is or was a paid advisor, consultant or provider of professional services to, or a substantial supplier of, the Company or any of its subsidiaries, (iii) is not a party to any contract pursuant to which such director provides personal services (other than as a director) to the Company or any of its subsidiaries, (iv) is not employed by an organization that received, within the preceding 60 months, grants or endowments from the Company or any of its subsidiaries in excess of $250,000 in any fiscal year of the Company, (v) is not a relative of any other director or executive officer of the Company, (vi) is not a party to any agreement binding him or her to vote, as a stockholder of the Company, in accordance with the recommendations of the Board, and (vii) is not a director of any corporation or other entity (other than the Company) of which the Company's Chairman or Chief Executive Officer is also a director. The Board believes that, except for the three members of the Board who are also senior executives of the Company, the remaining members of the Board who are expected to continue to serve on the Board after the Annual Meeting are "independent directors" within the meaning of the foregoing definition. See "Stockholder Proposals" below for additional information regarding the foregoing requirements.

     Executive and Finance Committee. The Executive and Finance Committee is composed of Messrs. Charpie, Everingham, Grune, Miller, Questrom and Tisch. This Committee has all authority, consistent with the Delaware General Corporation Law, granted to it by the Board. Accordingly, the Executive and Finance Committee may exercise all the powers and authority of the Board in the oversight of the management of the business and affairs of the Company, except that the Executive and Finance Committee does not have the power to amend the By-Laws or the Certificate of Incorporation (except, to the extent authorized by a resolution of the Board, to fix the designations, preferences and other terms of any preferred stock of the Company), adopt an agreement of merger and consolidation, authorize the issuance of stock, declare a dividend or recommend to the stockholders of the Company the sale, lease or exchange of all or substantially all of the Company's assets, a dissolution of the Company or a revocation of a dissolution. The Executive and Finance Committee met two times during Fiscal 1994.

     Public Policy Committee. The Public Policy Committee is composed of Mrs. Michelson and Messrs. Everingham, Feldberg, Graves, Grune, Miller, von der Heyden and Zimmerman. This Committee establishes, when necessary or appropriate, policies involving the Company's role as a corporate citizen, reviews, evaluates and monitors the policies, programs and practices in public policy areas and maintains an awareness of public affairs developments and trends. The Public Policy Committee met three times during Fiscal 1994.

     Audit Review Committee. The Audit Review Committee is composed of Dr. Whittington, Mrs. Michelson and Messrs. Charpie, Feldberg, Graves, Grune, Tisch and von der Heyden. This Committee reviews the professional services provided by the Company's independent accountants and the independence of such firm from the management of the Company. This Committee also reviews the scope of the audit by the Company's independent accountants, the annual financial statements of the Company, the Company's systems of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with members of the Company's internal audit staff. The Audit Review Committee met seven times during Fiscal 1994.

     Board Organization and Corporate Governance Committee. The BOCG Committee is composed of Dr. Whittington and Messrs. Charpie, Everingham, Feldberg, Neubauer, Van Orden and von der Heyden. This Committee (i) considers and recommends criteria for the selection of nominees for election as directors of the Company and from time to time may select candidates for director for recommendation to the full Board and (ii) considers and makes recommendations with respect to (a) such proposals as may from time to time be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, by stockholders of the Company and (b) such other matters as may from time to time be presented for consideration of the Board relating to the rights of stockholders and the role of the Board in respect of the direction of the management of the business and affairs of the Company (other than, as to stockholder rights, in respect of the conduct of the Company's ordinary business operations or in the context of an extraordinary transaction involving the Company or any of its subsidiaries or any securities thereof). In addition, the BOCG Committee will consider and make a recommendation to the Board (in a timeframe that will permit the Board to announce publicly its determination with respect thereto no later than November 23, 1995) with respect to whether (i) the Share Purchase Rights Agreement, dated as of December 19, 1994 (the "Rights Plan"), between the Company and The Bank of New York should continue in effect in its present form or be amended, (ii) the Rights (as defined in the Rights
Plan) issued thereunder should be redeemed, and (iii) one or more of the foregoing or any related issues should be submitted to the Company's stockholders for their consideration. The full Board may also from time to time select such director candidates and in all events will act in respect of (i) the filling of any vacancies on the Board, (ii) the recommendations of candidates for nomination for election by the stockholders of the Company, and (iii) the composition of all Board Committees. The BOCG Committee met six times during Fiscal 1994. See "Stockholder Proposals" below for additional information regarding this Committee.

     The BOCG Committee will consider nominees for director recommended by stockholders of the Company. Stockholders wishing to make such recommendations should write to the BOCG Committee, c/o Dennis J. Broderick, Secretary, Federated Department Stores, Inc., 7 West Seventh Street, Cincinnati, Ohio 45202. Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee's qualifications and other relevant biographical information. See "Director Nomination Procedures" for a discussion of nomination procedures under the By-Laws.

     Compensation Committee. The Compensation Committee is composed of Dr. Whittington and Messrs. Charpie, Everingham, Grune, Neubauer and Van Orden. This Committee reviews executive salaries, administers the bonus, incentive and stock option plans of the Company and approves the salaries and other benefits of the executive officers of the Company. In addition, this Committee advises and consults with the Company's management regarding pension and other benefit plans and compensation policies and practices of the Company. The Compensation Committee met eleven times during Fiscal 1994.

DIRECTOR NOMINATION PROCEDURES

     The By-Laws provide that nominations for election of directors by the stockholders will be made by the Board or by any stockholder entitled to vote in the election of directors generally. The By-Laws require that stockholders intending to nominate candidates for election as directors deliver written notice thereof to the Secretary of the Company not later than 60 calendar days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not publicly announced by the Company by inclusion in a report filed with the SEC or furnished to stockholders, or by mail, press release or otherwise more than 75 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the tenth calendar day following the day on which such announcement of the date of the meeting was so communicated. The By-Laws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, the class and number of shares of the Company's stock owned or beneficially owned by such stockholder, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such stockholder and the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements. Similar procedures prescribed by the By-Laws are applicable to stockholders desiring to bring any other business before an annual meeting of the stockholders.

DIRECTOR COMPENSATION

     Non-employee directors receive an annual base retainer fee in the amount of $30,000, and a fee of $1,250 for each Board or Board Committee meeting attended. Each such director is also entitled to receive annual grants of stock options under the Company's 1995 Executive Equity Incentive Plan, which became effective on February 15, 1995 (the "1995 Equity Plan"). Directors who are also full-time employees of the Company receive no additional compensation for services as directors.

     Under the terms of the Company's retirement plan for non-employee directors, retired non-employee directors of the Company will receive an annual retainer at a rate in effect as of the date of termination of service as a director, payable in monthly installments. Full vesting will occur for non-employee directors who have reached age 60 while serving on the Board irrespective of years of service. Vesting will occur for non-employee directors whose termination of Board service occurs before reaching age 60 as follows: 50% vesting after five years of Board service and an additional 10% vesting for each year of Board service after five years.

Payments under the retirement plan will commence at age 60 and will continue for the lesser of life or years of Board service. There are no survivor benefits under the terms of the retirement plan.

     Non-employee directors may defer all or a portion of their retainer and meeting fees either as stock or cash credits. Six non-employee directors have elected to have all their fees deferred as stock credits. Non-employee directors also receive executive discounts on merchandise purchased.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Tisch, who has been a director of the Company since the Merger Date, owns approximately 16% of the outstanding common stock of, is Co-Chairman and Co-Chief Executive Officer of, Loews Corporation. The Company and/or its retail subsidiaries entered into transactions, in the normal course of business, with
(i) CBS, Inc., approximately 17% of the outstanding common stock of which is owned by Loews Corporation, relating to radio and television advertising,(ii) Bulova Corporation, a subsidiary of Loews Corporation, for the purchase of merchandise aggregating $1,826,459.71 in calendar year 1994 and (iii) CNA Financial Corporation, a subsidiary of Loews Corporation, which provides certain insurance to the Company at standard, non-material premiums.

     See "Compensation Committee Interlocks And Insider Participation" below for information regarding a related transaction with Mr. Neubauer.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and certain persons who own more than 10% of the Common Stock outstanding, to file with the SEC and the New York Stock Exchange, Inc. (the "NYSE") initial reports of ownership and reports of changes in ownership of the Common Stock. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. See "Stock Ownership" above.

     To the Company's knowledge, based solely on a review of the copies of reports furnished to the Company and written representations signed by all directors and executive officers that no other reports were required with respect to their beneficial ownership of Common Stock during Fiscal 1994, the directors and executive officers and all beneficial owners of more than 10% of the Common Stock outstanding complied with all applicable filing requirements under Section 16(a) of the Exchange Act with respect to their beneficial ownership of the Common Stock during Fiscal 1994, except that a report of a change in ownership resulting from a purchase by Mr. Questrom was filed six days after the due date therefor.

                ITEM 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Review Committee, has appointed the firm of KPMG Peat Marwick LLP independent public accountants, to audit the books, records and accounts of the Company and its subsidiaries for the fiscal year ending February 3, 1996, subject to ratification of such appointment by the Company's stockholders. KPMG Peat Marwick LLP and its predecessors have served as independent accountants for the Company since 1988, and are considered well qualified. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

     THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR SUCH RATIFICATION. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

                             EXECUTIVE COMPENSATION

THREE-YEAR COMPENSATION SUMMARY

     The following table summarizes the compensation of the five most highly compensated executive officers of the Company (the "Named Executives") for the Company's last three fiscal years for services rendered in all capacities to the Company and its subsidiaries.

                            SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                           --------------------------------------
                                           ANNUAL COMPENSATION                       AWARDS               PAYOUTS
                                   -----------------------------------     --------------------------     -------
                                                               OTHER       RESTRICTED      SECURITIES                 ALL OTHER
                                                              ANNUAL          STOCK        UNDERLYING      LTIP        COMPEN-
        NAME AND                                              COMPEN-       AWARD(S)        OPTIONS/      PAYOUTS       SATION
   PRINCIPAL POSITION     YEAR      SALARY        BONUS       SATION         ($)(1)         SARS(#)       ($)(2)         (3)
- - ------------------------- -----    ---------     -------     ---------     -----------     ----------     -------     ----------
A. Questrom                1994    1,200,000           0       130,916(4)           0              0      800,000        2,072
    Chairman & Chief       1993    1,200,000           0       191,354              0              0      800,000        2,631
    Executive Officer      1992    1,200,000           0       191,162              0              0      800,000        2,410
J. Zimmerman               1994    1,000,000     319,600        72,008(5)   1,396,875        382,000      310,400        2,072
    President & Chief      1993    1,000,000     232,800        42,129              0        100,000           0         2,631
    Operating Officer      1992    1,000,000     310,400     1,960,224      1,012,500         70,000           0         2,410
R. Tysoe                   1994      687,500     255,200        48,888(6)   4,620,000         61,000      247,600        2,072
    Vice Chairman          1993      650,000     185,700        50,910              0         72,000           0         2,631
    & Chief Financial      1992      650,000(7)  247,600       609,683        843,750         60,000           0         2,410
    Officer
T. Cody                    1994      543,750     255,200       106,736(8)           0         37,000      247,600        2,072
    Executive Vice         1993      518,750     185,700        67,960              0         25,000           0         2,631
    President              1992      500,000     247,600        68,297        675,000         50,000           0         2,410
D. Broderick               1994      273,500     113,300        41,870(9)           0          6,000      89,200         2,072
    Senior Vice            1993      257,500      88,500        20,210              0          5,000           0         2,631
    President, General     1992      250,000      83,300        15,641        202,500         10,000           0         2,410
    Counsel & Secretary

- - ---------------

 (1) At January 28, 1995, the aggregate number of shares of restricted stock held by each of the Named Executives and the aggregate value thereof (based on the closing market price of the Common Stock on January 27, 1995) were as follows: Mr. Questrom: 0 shares, $0; Mr. Zimmerman: 86,000 shares, $1,601,750; Mr. Tysoe: 270,000 shares, $5,028,750; Mr. Cody: 24,000 shares,
     $447,000; and Mr. Broderick: 7,200 shares, $134,100. Shares of restricted stock reflected in the table were awarded to each of the Named Executives other than Mr. Questrom on February 7, 1992, to Mr. Zimmerman (75,000 shares) on December 9, 1994, and to Mr. Tysoe (240,000 shares) on January 2, 1995. For the February 7, 1992 awards, the restrictions lapsed, or will lapse, as to 20% of such shares as of each of the first two anniversaries of the award, 15% of such shares as of each of the next two anniversaries of the award and 30% of such shares as of the fifth anniversary of the award. For Mr. Zimmerman's December 9, 1994 award, restrictions lapsed as to one-third of such shares immediately following the grant of the award and will lapse as to the remaining two-thirds of such shares on the fourth anniversary of the award. For Mr. Tysoe's January 2, 1995 award, restrictions will lapse as to 25% of such shares on each of the first four anniversaries of the award. Holders of restricted stock are entitled to all rights and benefits of share ownership, except the right to dispose of or pledge such shares.

                                       11

(2) Consists of value-added payments to Mr. Questrom under his prior employment agreement, and payments to other executive officers pursuant to the Company's long-term cash incentive plan. The prior employment agreement with Mr. Questrom provided for him to serve as Chairman of the Board and Chief Executive Officer for a term beginning on February 2, 1990 and expiring on February 2, 1995 (the "Contract Period"). The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the common stock of the Company and Allied Stores Corporation ("Allied") (which was merged into the Company pursuant to a joint plan of reorganization of the Company and Allied (the "Federated Plan of Reorganization")) during the Contract Period (adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to the Federated Plan of Reorganization and the sale of equity). The value-added payment is equal to the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, nonrefundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent nonrefundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995. These payments will be credited against the contractual obligation to make any other payments under the formula described above. The amount of the final value-added payment due Mr. Questrom had not been determined as of the date of this Proxy Statement. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding this matter.

    The payments to the Named Executive officers other than Mr. Questrom were made pursuant to the Company's long-term cash incentive plan in respect of the period encompassing the Company's fiscal years 1992 through 1994. See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive."

(3) Consists of contributions under the Company's Retirement Income and Thrift Incentive Plan (the "RITI"). See "Retirement Programs."

(4) For 1994, the amount shown includes $114,289.77 for executive discount on merchandise purchases.

(5) For 1994, the amount shown includes $22,294.01 for executive discount on merchandise purchases and $22,374.94 for use of corporate aircraft.

(6) For 1994, the amount shown includes $17,347.73 for executive discount on merchandise purchases.

(7) In addition to the salary amounts shown, Mr. Tysoe was paid $176,346 by FSI in 1992.

(8) For 1994, the amount shown includes $77,926.13 for executive discount on merchandise purchases.

(9) For 1994, the amount shown includes $12,702.55 for use of car and $22,351.78 for executive discount on merchandise purchases.


FISCAL 1994 STOCK OPTION GRANTS

     The following table sets forth certain information regarding grants of stock options made during Fiscal 1994 to the Named Executives pursuant to the Company's 1992 Executive Equity Incentive Plan (the "1992 Equity Plan"). No grants of stock appreciation rights were made during Fiscal 1994 to any of the Named Executives.

                     OPTION GRANTS IN LAST FISCAL YEAR (1)
                              INDIVIDUAL GRANTS
- - -----------------------------------------------------------------------------
                              % OF TOTAL
                               OPTIONS                   MARKET                   POTENTIAL REALIZABLE VALUE OF ASSUMED
               SECURITIES     GRANTED TO                PRICE ON                       ANNUAL RATES OF STOCK PRICE
               UNDERLYING     EMPLOYEES                  GRANT       EXPIRA-          APPRECIATION FOR OPTION TERM
                OPTIONS       IN FISCAL      PRICE        DATE         TION       -------------------------------------
    NAME       GRANTED(#)      YEAR(1)       $/SH.      $/SH.(2)       DATE        0%($)        5%($)          10%($)
- - -------------  ----------     ----------     ------     --------     --------     -------     ----------     ----------
A. Questrom          N/A          N/A           N/A         N/A           N/A         N/A            N/A            N/A
J. Zimmerman      42,000(3)      1.17%       23.625      23.625      03/18/04           0        624,021      1,581,391
                  40,000(4)      1.12%       23.625      23.625      03/18/04           0        594,305      1,506,087
                 300,000(5)      8.39%       18.625      18.625      12/09/04           0      3,513,949      8,905,036
R. Tysoe          36,000(3)      1.01%       23.625      23.625      03/18/04           0        534,875      1,355,478
                  25,000(4)      0.70%       23.625      23.625      03/18/04           0        371,441        941,304
T. Cody           25,000(3)      0.70%       23.625      23.625      03/18/04           0        371,441        941,304
                  12,000(4)      0.34%       23.625      23.625      03/18/04           0        178,292        451,826
D. Broderick       6,000(3)      0.17%       23.625      23.625      03/18/04           0         89,146        225,913

- - ---------------

(1) Total of options granted excludes an option for 450,000 shares granted to Mr. Questrom on February 2, 1995 pursuant to an employment agreement which was entered into during Fiscal 1994 and became effective on February 2, 1995.

(2) The "market price" shown is the closing price for shares of Common Stock on the NYSE on the business day immediately preceding the grant date.

(3) One-half of the options vested and became exercisable on March 18, 1995 and the remainder will vest and become exercisable on March 18, 1996.

(4) One-third of the options will vest and become exercisable on March 18, 1997, one-third will vest and become exercisable on March 18, 1998 and the remainder will vest and become exercisable on March 18, 1999.

(5) One-sixth of the options will vest and become exercisable on December 9, 1995, one-sixth will vest and become exercisable on December 9, 1996, one-sixth will vest and become exercisable on December 9, 1997 and the remainder will vest and become exercisable on December 9, 1998.

     See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Equity-Based Plans" for further information regarding grants of stock options made during Fiscal 1994.

FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information regarding the total number of stock options held by each of the Named Executives and the aggregate value of such options at January 28, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF            VALUE OF
                                                   SECURITIES          UNEXERCISED
                                                   UNDERLYING          IN-THE-MONEY
                                                   UNEXERCISED          OPTIONS AT
                                                   OPTIONS AT             FISCAL
                    SHARES                       FISCAL YEAR-END       YEAR-END($)
                 ACQUIRED ON        VALUE         EXERCISABLE/         EXERCISABLE/
    NAME         EXERCISE(#)     REALIZED($)      UNEXERCISABLE      UNEXERCISABLE(1)
- - -------------    ------------    ------------    ---------------     ----------------
A. Questrom           0               0               N/A                 N/A
J. Zimmerman          0               0          87,500/464,500          122,500/0
R. Tysoe              0               0          75,000/118,000          105,000/0
T. Cody               0               0           62,500/49,500           87,500/0
D. Broderick          0               0            12,500/8,500           17,500/0

- - ---------------

(1) In-the-money options are options having a per share exercise price below the closing price of shares of Common Stock on the NYSE on January 27, 1995 (the last trading day in Fiscal 1994). The dollar amounts shown represent the amount by which the product of such closing price and the number of shares purchasable upon the exercise of such in-the-money options exceeds the aggregate exercise price payable upon such exercise.

FISCAL 1994 LONG-TERM INCENTIVE PLAN AWARD OPPORTUNITIES

     The following table sets forth certain information with respect to award opportunities of the Named Executives under the Company's long-term cash incentive plan for the fiscal 1994-1996 measurement period. The cash payment under this program is scheduled to occur in 1997.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                   PERFORMANCE          ESTIMATED FUTURE PAYOUTS
                    OR OTHER           UNDER NON-STOCK PRICE-BASED
                     PERIOD                     PLANS(1)
                      UNTIL        -----------------------------------
                   MATURATION      THRESHOLD      TARGET       MAXIMUM
     NAME           OR PAYOUT         ($)           ($)          ($)
- - ---------------    -----------     ---------     ---------     -------
A. Questrom(2)          N/A             N/A            N/A        N/A
J. Zimmerman           1996          79,900        199,800     319,600
R. Tysoe               1996          63,800        159,500     255,200
T. Cody                1996          63,800        159,500     255,200
D. Broderick           1996          28,800         72,000     115,200

- - ---------------

(1) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Long-Term Cash Incentive" for further information regarding the Company's long-term cash incentive plan.


                                       14

(2) See "Compensation Committee Report on Executive Compensation -- Specific Compensation Practices -- Employment Agreement with Chief Executive Officer" for further information regarding Mr. Questrom's incentive arrangements.

CHANGE-IN-CONTROL AGREEMENTS

     The Company has entered into a change-in-control agreement ("Change-in-Control Agreement") with each of its executive officers and certain other officers and key employees. Under the Change-in-Control Agreements, if, prior to November 1, 1998 (February 2, 1999 in the instance of Mr. Questrom), a change in control (as defined in the Change-in-Control Agreements) occurs and within three years thereafter the Company or, in certain circumstances, the executive, terminates the executive's employment and, in the case of a termination by the Company, cause (as defined in the Change-in-Control Agreements) therefor does not exist, the executive would be entitled to a cash severance benefit equal to two times the sum of his or her current base salary (or, if higher, the executive's highest salary received for any year in the three full calendar years preceding the Change in Control) and target annual bonus (or, if higher, the executive's highest bonus received for any year in the three full calendar years preceding the Change in Control), payment of any awards under the Company's long-term cash incentive plan at target (if applicable, and prorated to the executive's participation during each performance period), the continuation of welfare benefits for two years (subject, but only as to welfare benefits, to early termination on the date the executive secures other full-time employment) and two years of retirement plan credits. The cash severance benefit payable under the Change-in-Control Agreements would be reduced by all amounts actually paid to the executive pursuant to any other employment or severance agreement or plan to which the executive and the Company are parties or in which the executive is a participant. In addition, the severance benefits under the Change-in-Control Agreements are subject to reduction in certain circumstances if the excise tax imposed under 280G of the Internal Revenue Code would reduce the net after-tax amount received by the executive.

RETIREMENT PROGRAM

     The retirement program established by the Company prior to the Merger (the "Federated Program") and the retirement program established by Macy's prior to the Merger (the "Macy's Program") are the primary programs for providing retirement benefits to the Company's employees. Each program consists of at least one defined benefit plan and a defined contribution plan. As of January 1, 1995, approximately 42,500 employees participated in the Federated Program, and approximately 30,000 employees participated in the Macy's Program. The executive officers of the Company are participants in the Federated Program. Accordingly, the Federated Program is described below.

     To allow the Federated Program to provide benefits based on a participant's total compensation, the Company adopted a Supplementary Executive Retirement Plan (the "SERP") when it adopted its defined benefit plan. The SERP, which is a nonqualified unfunded plan, provides to eligible executives retirement benefits on compensation and benefits in excess of Internal Revenue Code maximums, as well as amounts deferred under the Company's Executive Deferred Compensation Plan ("EDCP"), effective November 1, 1993, in each case based on the same formula contained in the Federated defined benefit plan under the Federated Program. As of January 1, 1995, approximately 400 employees were eligible to receive benefits under the terms of the SERP. The Company has reserved the right to suspend or terminate supplemental payments as to any category of employee or former employee, or to modify or terminate any other element of the Federated Program in accordance with applicable law.

     Under the Federated Program, a participant retiring at normal retirement age is eligible to receive monthly benefit payments calculated using a plan formula that is based on the participant's years of credited service and final average compensation, taking into consideration the participant's Retirement Profit Sharing Credits (as defined below).

     Prior to the adoption of the defined benefit plan under the Federated Program, the Company's primary means of providing retirement benefits to employees was through the RITI, which is a defined contribution profit sharing plan. With the defined benefit plan under the Federated Program in place, the Company continued, and presently expects to continue, to make contributions to the thrift incentive portion of the RITI as described below. An employee's accumulated retirement profit sharing interests ("Retirement Profit Sharing Credits") in the retirement income portion of the RITI, which accrued prior to January 1, 1984, continue to be maintained and invested until retirement, at which time they are distributed. It is impractical to estimate the accrued benefits upon retirement of any participant or group of participants in the thrift incentive portion of the RITI because the amount, if any, that will be contributed by the Company and credited to a participant in any year is determined by such variable factors, among others, as the amount of income of the Company, the number of participants in the plan, their annual contributions to the plan, the amount of the matching contributions of the Company and the earnings on participants' accounts.

     The following table shows the estimated hypothetical annual benefits payable pursuant to the defined benefit plan and the SERP to persons retiring at their normal retirement age in 1995 in specified eligible compensation and years of service classifications, assuming that a retiring participant under the Federated Program elects a single life annuity distribution of his or her Retirement Profit Sharing Credits and the annual payments under such distribution would not exceed the level set forth below. Eligible compensation for this purpose includes amounts reflected in the Annual Compensation portion of the Summary Compensation Table under the headings "Salary" and "Bonus" and amounts deferred under the EDCP that are not so reflected, but excludes amounts reflected in such portion of such table under the heading "Other Annual Compensation." Mr. Questrom's eligible compensation for 1994 was $1,200,000; the eligible compensation for 1994 of each of the other Named Executives did not vary by more than 10% from the total amount of such executive's compensation for Fiscal 1994 reflected in the Annual Compensation portion of the Summary Compensation Table.

                               PENSION PLAN TABLE

  FINAL                                   YEARS OF SERVICE
 AVERAGE       ----------------------------------------------------------------------
COMPENSATION       15             20             25             30             35
- - ----------     ----------     ----------     ----------     ----------     ----------
$  250,000         50,312         67,083         83,853        100,624        100,624
   300,000         60,812         81,083        101,353        121,624        121,624
   350,000         71,312         95,083        118,853        142,624        142,624
   400,000         81,812        109,083        136,353        163,624        163,624
   450,000         92,312        123,083        153,853        184,624        184,624
   500,000        102,812        137,083        171,353        205,624        205,624
   750,000        155,312        207,083        258,853        310,624        310,624
 1,000,000        207,812        277,083        346,353        415,624        415,624
 1,250,000        260,312        347,083        433,853        520,624        520,624
 1,500,000        312,812        417,083        521,353        625,624        625,624

     Messrs. Questrom, Zimmerman, Tysoe, Cody and Broderick have completed 27, 26, 7, 12 and 7 years of credited service, respectively, and their estimated annual retirement benefits at normal retirement age from the Company's defined benefit plan under the Federated Program and the SERP, assuming their present eligible compensation remains unchanged, would be $441,204, $505,848, $390,881, $291,804 and $156,576, respectively.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PRACTICES

     The Company's basic compensation policies and practices were established in connection with the Federated Plan of Reorganization, including the implementation of a comprehensive executive compensation program principally intended to: (i) provide appropriate incentives designed to aid in assuring the accomplishment of the Company's performance and financial objectives; (ii) help ensure that the Company is able to attract and retain top-quality management personnel; and (iii) ensure that an appropriate portion of executive compensation is variable and dependent upon the accomplishment of specific short and long-term performance and financial objectives, as well as increases in stockholder value.

     This program was developed with the assistance of independent compensation and other advisors, reviewed in detail with representatives of creditor constituencies during the course of the development of the Federated Plan of Reorganization and approved in connection therein. The key guiding principle of the program is that total compensation opportunities -- which include annual cash compensation and the value of long-term stock and cash incentives -- should be positioned at competitive levels, should lead the industry when annual and long-term performance exceeds expectations and should lag behind the industry when performance falls short. The program consists of the following components:
(i) Base Salary--targeted at competitive levels for comparable-sized firms within the retail industry; (ii) Performance-Based Annual Cash Incentive--based on attainment of specific financial objectives for the total corporation, operating unit or individual; (iii) Performance-Based Long-Term Cash Incentive--based on Company-wide performance against three-year financial performance objectives, as well as performance against peers; and (iv) Equity--in the form of stock options, which tie any executive gain directly to value creation and stock price appreciation, and limited use of restricted stock, the ultimate value of which is, also, directly tied to creation of stockholder value. The companies to which comparisons are made for purposes of determining competitive positioning are primarily department store retailers, many of which are included in the graph set forth in the section under the caption "Comparison of Total Stockholder Return." For purposes of measuring the Company's performance against peers, the peer group contains all of the companies set forth under the caption "Comparison of Total Stockholder Return," as well as a few additional companies. Information relating to each of the foregoing components is set forth below.

     During 1994, the Compensation Committee (the "Committee"), with the assistance of executive compensation consultants from KPMG Peat Marwick LLP, reviewed the total compensation provided to executives to ensure that it is consistent with the Company's performance-driven policies. Based upon this review, the Committee has reaffirmed the program's key guiding principles and has continued, with some minor changes, the programs established and approved in connection with the Federated Plan of Reorganization. In addition, it is the Committee's general policy to consider whether particular payments and awards are deductible for federal income tax purposes, along with such other factors as may be relevant in the circumstances, in reviewing executive compensation programs. Consistent with this policy, and in response to the final Treasury regulations regarding the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, the Committee has taken what it believes to be appropriate steps to maximize the future deductibility of cash payments under the Company's annual cash incentive plan and the long-term cash incentive plan, and of stock options awarded under the 1995 Equity Plan.

     The Company's overall executive compensation program and each of its components are administered by the Committee, based on authority delegated by the Board. All of the members of the Committee are nonemployee directors and, in the opinion of the Board, are independent of any relationships with any officer or other person that would prevent such directors from making independent judgments with respect to matters pertaining to executive compensation generally or as applied to any specific officer. No executive officer of the Company serves on any other boards of directors with any member of the Board or the Committee.

SPECIFIC COMPENSATION PRACTICES

     EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER. Mr. Questrom became the Chairman of the Board and Chief Executive Officer of the Company and Allied in February 1990, following the initiation of reorganization proceedings under chapter 11 of the United States Bankruptcy Code in January 1990. His initial compensation arrangements were set forth in an employment agreement that was approved by the Bankruptcy Court and that expired on February 2, 1995. The Committee has subsequently established new compensation arrangements with Mr. Questrom, which are set forth in an employment agreement approved by the Committee in June 1994. The new agreement became effective on February 2, 1995, and expires on February 2, 1998.

     The initial employment agreement with Mr. Questrom provided for him to serve as Chairman of the Board and Chief Executive Officer of the Company and Allied and provided for annual base compensation of $1.2 million. The agreement also provided that Mr. Questrom would be entitled to receive a value-added payment upon completion of the Contract Period based on appreciation in the aggregate market value of the common stock of the Company and Allied (which was merged into the Company pursuant to the Federated Plan of Reorganization) during the Contract Period (adjusted to reflect the restructuring of the debt of the Company and Allied and their respective subsidiaries pursuant to the Federated Plan of Reorganization and the sale of equity) over a base value to be determined by a third-party investment banking firm in accordance with the terms of the agreement. The value-added payment is to equal the amount determined by the following formula: 0.75% of the first $500.0 million of equity appreciation, 1.5% of all equity appreciation between $500.0 and $1,000.0 million and 2.0% of any equity appreciation in excess of $1,000.0 million (less amounts previously paid as described below). An initial, non-refundable value-added payment of $2.0 million was made upon commencement of the Contract Period and subsequent non-refundable value-added payments of $800,000 were made on each of January 31, 1991, 1992, 1993, 1994 and 1995.

     The investment banking firm selected by the Board to determine the amount of appreciation during the Contract Period (J. P. Morgan Securities Inc.) determined that the base value for purposes of Mr. Questrom's employment agreement was $1,627.4 million, subject to adjustment for changes in equity. The same firm was also selected by the Board to determine whether the public trading price of the Common Stock as of the final valuation date (January 28, 1995) accurately reflected the market value of the Company without minority discount. If such trading price is determined not to have accurately reflected the market value of the Company without minority discount, such firm will undertake to determine such value based upon the market value of similar businesses taking into account net income, cash flow, capital structure and such other factors as such firm deems relevant in establishing such value.

     The aggregate amount of value-added payments to which Mr. Questrom is entitled pursuant to his employment agreement has not been determined as of the date of this Proxy Statement. It is anticipated that any remaining value-added payment due to Mr. Questrom will be made promptly following such determination. All payments to Mr. Questrom under his initial employment agreement are tax deductible.

     In light of the substantial total compensation opportunity otherwise made available to Mr. Questrom under the terms of his initial employment agreement, and the substantial portion thereof that was variable and dependent upon increases in stockholder value, the Committee determined that it would not be appropriate for Mr. Questrom to participate in the performance-based or equity-related components of the Company's compensation program during Fiscal 1994.

     Effective February 2, 1995, the Company and Mr. Questrom entered into a new employment agreement which provides for Mr. Questrom to serve as Chairman of the Board and Chief Executive Officer of the Company for a term expiring on February 2, 1998. The agreement provides for a base salary of $1.25 million per year, and specifically includes Mr. Questrom as a participant in the Company's annual and long-term cash incentive plans described hereinafter. In addition, pursuant to the agreement, on February 2, 1995, Mr. Questrom was granted an option to purchase 450,000 shares of Common Stock at an exercise price of $19.00 per share. Such option vests in its entirety on February 2, 1998. In light of the substantial option granted upon the commencement of the term of the agreement, Mr. Questrom is not expected to receive any further stock option awards during the term of the agreement. Pursuant to section 162(m) of the Internal Revenue Code, annual compensation accrued to Mr. Questrom that is in excess of $1.0 million (excluding Mr. Questrom's annual and long-term cash bonus, as well as any gains from the stock options awarded) will not be deductible by the Company for Federal income tax purposes.

     Termination of Mr. Questrom's employment agreement other than for "cause" or termination of the agreement by Mr. Questrom for "good reason" would entitle Mr. Questrom to receive a lump-sum payment of all salary and targeted annual bonuses for each year until February 2, 1998. The term "cause" is defined generally to include (i) willful and material breaches of duties, (ii) habitual neglect of duties, or (iii) the final conviction of a felony, but generally does not include bad judgment or negligence, any act or omission believed by Mr. Questrom in good faith to have been in or not opposed to the interests of the Company or any act or omission in respect of which a determination could properly have been made by the Board that Mr. Questrom met the applicable standard of conduct prescribed for indemnification or reimbursement under the By-Laws or the laws of the state of Delaware. The term "good reason" is defined generally to include (a) the assignment to Mr. Questrom of any duties materially inconsistent with his position, authority, duties or responsibilities as contemplated in the agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, (b) any material failure by the Company to comply with any of the provisions of the agreement, (c) failure of Mr. Questrom to be reelected Chairman of the Board and Chief Executive Officer of the Company or to be reelected to membership on the Board, or (d) any purported termination by the Company of Mr. Questrom's employment otherwise than as expressly permitted by the agreement.

     EMPLOYMENT AGREEMENTS WITH OTHER EXECUTIVE OFFICERS. Each of the Company's other executive officers, along with a number of other key employees, is a party to an employment agreement with the Company. Most of these agreements have a three-year term, although several are for two years or four years, and all incorporate non-compete and mitigation clauses. The agreements with Messrs. Zimmerman, Tysoe, Cody and Broderick presently specify the following respective annual base salary rates and expiration dates: $1.0 million, December 9, 1998; $700,000, January 2, 1999; $600,000, June 30, 1997; and $330,000, June 30, 1997
respectively.

     The Committee reviews the compensation levels and other terms of employment of each of the Company's executive officers against the performance of such officers and other factors determined to be appropriate by the Committee on a continuing basis. While the Committee expects the Company will continue its historical practice of entering into employment agreements with its executive officers and other key employees, it reserves the right to modify or terminate that practice generally or in a specific instance upon the expiration of any such agreements.

     ANNUAL CASH INCENTIVE. Since fiscal 1992, the Company's executive officers (other than Mr. Questrom until fiscal 1995) have participated in an annual cash bonus plan that was tied directly to Company performance. The annual cash bonus opportunity for Messrs. Zimmerman, Tysoe and Cody (and Questrom, beginning in fiscal 1995) is based 100% upon the Company's performance against specific "EBIT" (Earnings Before Interest and Taxes) targets established by the Committee consistent with the Company's annual business plan, while 75% of Mr. Broderick's incentive opportunity is based upon the Company's EBIT performance, with the remaining 25% based upon his performance compared to specific individual objectives. Following full Board approval of the Company's annual business plan, the Committee establishes minimum, target and maximum EBIT levels, and a minimum targeted ratio of EBIT-to-sales. Failure to attain the minimum EBIT-to-sales objective results in reduction of the bonus otherwise earned based upon earnings performance. The Company's actual earnings and earnings rate for Fiscal 1994 exceeded the maximum earnings and earnings rate performance levels approved by the Board. Accordingly, Messrs. Zimmerman, Tysoe, Cody and Broderick earned bonuses which reflected the maximum (or near maximum) annual bonus opportunity which the Committee assigned to their positions at the beginning of the year. The Committee has reviewed and approved the 1995 annual cash incentive EBIT and EBIT-to-sales performance targets for the executive group and the corresponding annual cash bonus opportunities.

     LONG-TERM CASH INCENTIVE. The long-term cash incentive plan for the Company's executive officers is based on the Company's three-year performance against specified financial objectives established in connection with the Company's long-term business plan. The Company's performance against a cumulative EBIT target and an EBIT rate target provides the basis for 60% of the incentive opportunity under each of the 1993-1995, the 1994-1996 and the 1995-1997 programs. The remaining 40% of the incentive opportunity is based upon the Company's performance compared to a designated group of peer companies under the 1993-1995 and the 1994-1996 programs and upon an objective ranking of the Company versus a defined peer group with respect to both cumulative comparable store sales and cumulative earnings per share growth under the 1995-1997 program.

     Consistent with the Company's long-term business plan approved by the full Board, the Committee annually establishes new three-year minimum, target and maximum EBIT objectives and a minimum EBIT rate objective, which generally remain unchanged for each three-year measurement period. Failure to attain the minimum earnings rate objective results in reduction of the bonus otherwise earned based upon earnings performance. For the 1992-1994 performance period, EBIT performance exceeded maximum objectives, resulting in a maximum payout for the portion of the incentive based upon EBIT performance. With respect to Company performance against peers, the Company exceeded the overall performance objectives, also resulting in a maximum payout for the portion of the incentive based upon performance against peers. The Committee has reviewed and approved the 1995-1997 long-term cash incentive cumulative EBIT and EBIT rate performance targets for the executive group, the specific factors and the peer group to which Company performance will be compared, and the corresponding long-term cash bonus incentive opportunity for each participant.

     EQUITY-BASED PLANS. Stock option awards were granted in Fiscal 1994 by the Committee to each of the Named Executives (other than Mr. Questrom) pursuant to the 1992 Equity Plan. In addition, restricted stock awards were made to both Messrs. Zimmerman and Tysoe in Fiscal 1994.

     Stock option awards made in Fiscal 1994 were based on the organizational level of the executive, and provided recognition of the contributions made by the executive in the current year, as well as the future contributions to the Company each is anticipated to make. These include awards made in Fiscal 1994 to a number of key Macy executives after the Merger. In granting these performance-based awards, the Named Executives and other key employees were provided with an immediate financial interest in increasing stockholder value.

     Options granted prior to the Merger were generally granted at 100% of fair market value (based upon market prices at the time of the grant), have a 10-year term and typically vest over two years, although a limited number of awards were made which vest over five years and whereby one-third of the shares vest in each of the third, fourth and fifth years following the grant, and a special award was made to Mr. Zimmerman, which vests 25% on each of the first four anniversaries of the grant (See "Executive Compensation -- Fiscal 1994 Stock Option Grants"). Awards granted to Macy's executives were also granted at 100% of fair market value and have a 10-year term, but vest as to 25% of the shares subject to the option on each of the first four anniversaries of the award. For restricted stock awards, the restrictions typically lapse over a five-year period, although the restrictions on awards to Messrs. Zimmerman and Tysoe in Fiscal 1994 lapse over four years (and, in the case of one-third of such shares awarded to Mr. Zimmerman, lapsed immediately following the grant).

     Individual awards under the 1992 Equity Plan during Fiscal 1994, including those made to executive officers, reflected individual as well as Company performance. In addition, to provide key employees in the Company's Macy's divisions an immediate financial interest in increasing stockholder value as well as to recognize a limited number of Federated executives whose responsibilities changed significantly as a result of the Merger, the Committee authorized awards of options to purchase 2,005,300 shares of Common Stock to 439 persons, and awards of 24,500 shares of restricted stock to seven persons, shortly after the Merger.

     As part of the 1994 review of executive total compensation conducted by the Committee with the assistance of outside compensation experts from KPMG Peat Marwick LLP, the Committee approved new guidelines for stock option awards to executives. The new guidelines feature the use of a range of annual stock option award opportunities for each eligible position within the Company, with the range of opportunity reflecting competitive levels of awards as compared to other department store retailers and with individual awards reflecting individual performance within the Company. The awards will typically be granted with an exercise price equal to 100% of fair market value at the time of grant, have a 10-year term and provide for vesting over four years. Options awarded after February 15, 1995, will be granted under the 1995 Equity Plan approved by the Company's stockholders at the November 29, 1994 special stockholders meeting. The 1995 Equity Plan authorizes stock option awards covering an additional 10 million shares of Common Stock, and also provides that the remaining balance of shares authorized for stock option and restricted stock awards under the 1992 Equity Plan will be available for such awards under the 1995 Equity Plan.

CONCLUSION

     The Committee believes that the compensation policies and arrangements made or adopted in connection with the Federated Plan of Reorganization, such as the Company's employment agreement with Mr. Questrom, were critical to the Company's ability to successfully deleverage itself. The Committee intends to seek to continue to operate under, and to adjust where necessary, these performance-driven compensation policies and practices to assure that they are consistent with the goals and objectives of the Company, and with the primary mission of the full Board of increasing long-term stockholder value.

                                            Respectfully submitted,

                                            Robert A. Charpie, Chairperson
                                            Lyle Everingham
                                            George V. Grune
                                            Joseph Neubauer
                                            Paul W. Van Orden
                                            Marna C. Whittington

                     COMPARISON OF TOTAL STOCKHOLDER RETURN

     The following graph compares the cumulative total stockholder return on the Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's Retail Department Store Index for the period from February 5, 1992 (the date on which trading in the Common Stock on the NYSE commenced) through January 27, 1995, assuming an initial investment of $100 and the reinvestment of all dividends.

FEDERATED DEPARTMENT STORES VS. S&P 500 VS.
S&P RETAIL DEPARTMENT STORE INDEX
                                                  Total Compounded Market Return
                                                     Weekly: 2/5/92 to 1/27/95
Closing Stock Prices:

                  Federated Department Stores                    S&P 500                     S&P Retail Dept. Store Index
                ------------------------------        ------------------------------        ------------------------------
  2/5/92            17.250       100.00%                  379.535       100.00%                 1110.647        100.00%
  2/7/92            15.625        90.58%                  377.013        99.34%                 1157.884        104.25%
 2/14/92            15.625        90.58%                  378.274        99.67%                 1178.713        106.13%
 2/21/92            15.875        92.03%                  377.357        99.43%                 1145.422        103.13%
 2/28/92            15.500        89.86%                  378.475        99.72%                 1200.195        108.06%
  3/6/92            15.625        90.58%                  370.909        97.73%                 1180.137        106.26%
 3/13/92            15.375        89.13%                  372.199        98.07%                 1133.435        102.05%
 3/20/92            14.500        84.06%                  377.214        99.39%                 1138.894        102.54%
 3/27/92            14.625        84.78%                  370.049        97.50%                 1094.032         98.50%
  4/3/92            14.625        84.78%                  370.948        97.74%                 1123.406        101.15%
 4/10/92            13.500        78.26%                  373.459        98.40%                 1056.527         95.13%
 4/17/92            13.875        80.43%                  384.342       101.27%                 1099.551         99.00%
 4/24/92            11.625        67.39%                  377.847        99.56%                 1072.906         96.60%
  5/1/92            13.375        77.54%                  381.080       100.41%                 1063.174         95.73%
  5/8/92            13.000        75.36%                  384.342       101.27%                 1076.407         96.92%
 5/15/92            12.375        71.74%                  378.828        99.81%                 1058.604         95.31%
 5/22/92            12.625        73.19%                  382.466       100.77%                 1066.556         96.03%
 5/29/92            12.875        74.64%                  383.678       101.09%                 1053.857         94.89%
  6/5/92            12.500        72.46%                  381.946       100.64%                 1070.235         96.36%
 6/12/92            12.250        71.01%                  378.511        99.73%                 1056.112         95.09%
 6/19/92            12.250        71.01%                  372.882        98.25%                 1029.111         92.66%
 6/26/92            12.625        73.19%                  372.708        98.20%                 1013.208         91.23%
  7/3/92            12.875        74.64%                  383.425       101.02%                 1041.929         93.81%
 7/10/92            12.625        73.19%                  386.073       101.72%                  956.091         86.08%
 7/17/92            13.250        76.81%                  387.004       101.97%                  995.227         89.61%
 7/24/92            13.500        78.26%                  383.250       100.98%                  992.794         89.39%
 7/31/92            13.875        80.43%                  395.006       104.08%                 1027.984         92.56%
  8/7/92            14.000        81.16%                  390.030       102.77%                 1041.336         93.76%
 8/14/92            14.500        84.06%                  390.991       103.02%                 1016.353         91.51%
 8/21/92            13.750        79.71%                  386.277       101.78%                 1005.909         90.57%
 8/28/92            13.750        79.71%                  386.277       101.78%                  996.948         89.76%
  9/4/92            14.000        81.16%                  388.372       102.33%                 1013.386         91.24%
 9/11/92            14.000        81.16%                  390.700       102.94%                 1002.526         90.27%
 9/18/92            14.250        82.61%                  393.813       103.76%                 1029.171         92.66%
 9/25/92            13.625        78.99%                  385.811       101.65%                 1040.149         93.65%
 10/2/92            13.625        78.99%                  385.160       101.48%                 1042.048         93.82%
 10/9/92            15.000        86.96%                  377.829        99.55%                 1057.833         95.24%
10/16/92            16.000        92.75%                  384.925       101.42%                 1067.209         96.09%
10/23/92            15.750        91.30%                  388.561       102.38%                 1147.321        103.30%
10/30/92            16.875        97.83%                  392.872       103.51%                 1155.629        104.05%
 11/6/92            17.125        99.28%                  391.846       103.24%                 1165.005        104.89%
11/13/92            17.125        99.28%                  396.391       104.44%                 1199.483        108.00%
11/20/92            17.375       100.72%                  400.349       105.48%                 1212.657        109.18%
11/27/92            18.875       109.42%                  403.634       106.35%                 1252.475        112.77%
 12/4/92            19.125       110.87%                  405.422       106.82%                 1228.442        110.61%
12/11/92            18.125       105.07%                  406.976       107.23%                 1195.863        107.67%
12/18/92            18.500       107.25%                  414.073       109.10%                 1197.287        107.80%
12/25/92            19.500       113.04%                  412.665       108.73%                 1214.081        109.31%
  1/1/93            19.750       114.49%                  411.596       108.47%                 1242.446        111.87%
  1/8/93            20.625       119.57%                  405.407       106.82%                 1222.639        110.08%
 1/15/93            21.375       123.91%                  413.054       108.83%                 1207.067        108.68%
 1/22/93            20.625       119.57%                  412.080       108.57%                 1192.271        107.35%
 1/29/93            20.375       118.12%                  414.589       109.24%                 1214.942        109.39%
  2/5/93            21.125       122.46%                  424.186       111.76%                 1286.595        115.84%
 2/12/93            20.875       121.01%                  420.082       110.68%                 1263.686        113.78%
 2/19/95            19.875       115.22%                  410.279       108.10%                 1181.532        106.38%
 2/26/93            18.875       109.42%                  418.930       110.38%                 1200.385        108.08%
  3/5/93            20.000       115.94%                  421.528       111.06%                 1221.028        109.94%
 3/12/93            21.375       123.91%                  425.042       111.99%                 1271.024        114.44%
 3/19/93            20.000       115.94%                  425.367       112.08%                 1258.913        113.35%
 3/26/93            20.500       118.84%                  423.093       111.48%                 1256.347        113.12%
  4/2/93            20.000       115.94%                  419.836       110.62%                 1298.195        116.89%
  4/9/93            20.000       115.98%                  420.282       130.74%                 1244.878        112.09%
 4/16/93            18.625       107.97%                  427.030       112.51%                 1225.326        110.33%
 4/23/93            18.625       107.97%                  415.704       109.53%                 1186.763        106.85%
 4/30/93            19.750       114.49%                  418.707       110.32%                 1180.526        106.29%
  5/7/93            19.375       112.32%                  420.728       110.85%                 1217.410        109.61%
 5/14/93            21.875       126.81%                  418.112       110.16%                 1248.416        112.40%
 5/21/93            24.500       142.03%                  424.087       111.74%                 1275.884        114.88%
 5/28/93            23.000       133.33%                  428.219       112.83%                 1266.288        114.01%
  6/4/93            23.750       137.68%                  428.100       112.80%                 1291.417        116.28%
 6/11/93            22.875       132.61%                  425.425       112.09%                 1250.815        112.62%
 6/18/93            22.250       128.99%                  422.036       111.20%                 1259.391        113.39%
 6/25/93            23.000       133.33%                  425.752       112.18%                 1187.543        106.92%
  7/2/93            24.125       139.86%                  427.196       112.56%                 1246.142        112.20%
  7/9/93            24.375       141.30%                  429.382       113.13%                 1215.250        109.42%
 7/16/93            24.125       139.86%                  427.106       112.53%                 1266.838        114.06%
 7/23/93            22.625       131.16%                  428.394       112.87%                 1216.517        109.53%
 7/30/93            23.000       133.33%                  429.382       113.13%                 1229.791        110.73%
  8/6/93            22.750       131.88%                  429.921       113.28%                 1282.224        115.45%
 8/13/93            21.750       126.09%                  431.298       113.64%                 1278.241        115.09%
 8/20/93            21.500       124.64%                  437.077       115.16%                 1284.456        115.65%
 8/27/93            20.000       115.94%                  441.269       116.27%                 1311.246        118.06%
  9/3/93            20.375       118.12%                  442.048       116.47%                 1260.623        113.50%
 9/10/93            19.875       115.22%                  442.407       116.57%                 1215.370        109.43%
 9/17/93            19.250       111.59%                  439.652       115.84%                 1255.675        113.06%
 9/24/93            20.125       116.67%                  438.484       115.53%                 1307.988        117.77%
 10/1/93            18.375       106.52%                  445.083       117.27%                 1342.279        120.86%
 10/8/93            18.625       107.97%                  444.148       117.02%                 1356.294        122.12%
10/15/93            19.625       113.77%                  453.013       119.36%                 1329.902        119.74%
10/22/93            20.500       118.84%                  447.013       117.78%                 1350.469        121.59%
10/29/93            19.750       114.49%                  451.415       118.94%                 1400.644        126.11%
 11/5/93            19.500       113.04%                  443.425       116.83%                 1418.117        127.68%
11/12/93            21.250       123.19%                  449.033       118.31%                 1441.961        129.83%
11/19/93            21.250       123.19%                  446.350       117.60%                 1469.020        132.27%
11/26/93            21.875       126.81%                  446.802       117.72%                 1421.029        127.95%
 12/3/93            21.375       123.91%                  448.551       118.18%                 1442.931        129.92%
12/10/93            20.750       120.29%                  447.646       117.95%                 1439.412        129.60%
12/17/93            20.750       120.29%                  449.998       118.57%                 1398.278        125.90%
12/24/93            20.000       115.94%                  450.963       118.82%                 1372.917        123.61%
12/31/93            20.750       120.29%                  453.046       119.37%                 1374.942        123.80%
  1/7/94            22.125       128.26%                  456.415       120.26%                 1369.453        123.30%
 1/14/94            22.125       128.26%                  461.271       121.54%                 1370.124        123.36%
 1/21/94            21.625       125.36%                  461.089       121.49%                 1360.182        122.47%
 1/28/94            21.000       121.74%                  464.944       122.50%                 1336.761        120.36%
  2/4/94            21.500       124.64%                  456.324       120.23%                 1383.420        124.56%
 2/11/94            21.750       126.09%                  456.688       120.33%                 1367.684        123.14%
 2/18/94            22.000       127.54%                  454.260       119.69%                 1371.588        123.49%
 2/25/94            24.375       141.30%                  452.681       119.27%                 1461.368        131.58%
  3/4/94            24.625       142.75%                  451.407       118.94%                 1467.284        132.11%
 3/11/94            24.500       142.03%                  453.046       119.37%                 1478.568        133.13%
 3/18/94            23.875       138.41%                  457.538       120.55%                 1502.964        135.32%
 3/25/94            23.500       136.23%                  447.370       117.87%                 1492.474        134.38%
  4/1/94            22.000       127.54%                  436.055       114.89%                 1418.018        127.67%
  4/8/94            24.125       139.86%                  437.339       115.23%                 1494.938        134.60%
 4/15/94            22.750       131.88%                  436.453       115.00%                 1494.938        134.60%
 4/22/94            22.625       131.16%                  437.859       115.37%                 1391.724        125.31%
 4/29/94            21.375       123.91%                  441.069       116.21%                 1427.089        128.49%
  5/6/94            21.000       121.74%                  438.042       115.42%                 1442.902        129.92%
 5/13/94            21.250       123.19%                  434.435       114.47%                 1401.899        126.22%
 5/20/94            21.750       126.09%                  444.981       117.24%                 1397.670        125.84%
 5/27/94            22.000       127.54%                  447.366       117.87%                 1383.083        124.53%
  6/3/94            22.000       127.54%                  450.086       118.59%                 1371.805        123.51%
 6/10/94            21.625       125.36%                  448.650       118.21%                 1333.008        120.02%
 6/17/94            21.375       123.91%                  448.436       118.15%                 1380.876        124.33%
 6/24/94            19.500       113.04%                  433.151       114.13%                 1366.840        123.07%
  7/1/94            20.250       117.39%                  439.803       115.88%                 1394.786        125.58%
  7/8/94            20.250       117.39%                  443.130       116.76%                 1372.524        123.58%
 7/15/94            19.625       113.77%                  447.658       117.95%                 1343.417        120.96%
 7/22/94            20.625       119.57%                  446.641       117.68%                 1344.157        121.02%
 7/29/94            20.375       118.12%                  451.693       119.01%                 1352.914        121.81%
  8/5/94            19.000       110.14%                  450.553       118.71%                 1347.980        121.37%
 8/12/94            20.250       117.39%                  455.328       119.97%                 1320.292        118.88%
 8/19/94            19.750       114.49%                  457.053       120.42%                 1327.075        119.49%
 8/26/94            20.625       119.57%                  467.033       123.05%                 1387.570        124.93%
  9/2/94            22.750       131.88%                  464.261       122.32%                 1417.726        127.65%
  9/9/94            23.250       134.78%                  461.488       121.59%                 1429.936        128.75%
 9/16/94            23.125       134.06%                  464.446       122.37%                 1428.517        128.62%
 9/23/94            22.250       128.99%                  453.079       119.38%                 1380.602        124.31%
 9/30/94            23.000       133.33%                  459.336       121.03%                 1351.002        121.64%
 10/7/94            21.875       126.81%                  451.798       119.04%                 1348.890        121.45%
10/14/94            22.375       129.71%                  465.696       122.70%                 1360.556        122.50%
10/21/94            20.750       120.29%                  461.508       121.60%                 1380.848        124.33%
10/28/94            20.500       118.84%                  470.350       123.93%                 1341.257        120.76%
 11/4/94            20.000       115.94%                  458.933       120.92%                 1368.933        123.26%
11/11/94            20.625       119.57%                  458.995       120.94%                 1354.474        121.95%
11/18/94            20.000       115.94%                  458.126       120.71%                 1347.338        121.31%
11/25/94            19.250       111.59%                  449.006       118.30%                 1292.730        116.39%
 12/2/94            19.500       113.04%                  450.029       118.57%                 1310.974        118.04%
 12/9/94            18.375       106.52%                  443.732       116.91%                 1212.244        109.15%
12/16/94            18.875       109.42%                  455.489       120.01%                 1224.593        110.26%
12/23/94            19.000       110.14%                  456.513       120.28%                 1226.331        110.42%
12/30/94            19.250       111.59%                  459.281       121.01%                 1193.690        107.48%
  1/6/95            18.875       109.42%                  460.688       121.38%                 1206.500        108.63%
 1/13/95            18.125       105.07%                  465.969       122.77%                 1220.188        109.86%
 1/20/95            18.750       108.70%                  464.781       122.46%                 1235.250        111.22%
 1/27/95            18.625       107.97%                  470.375       123.93%                 1228.563        110.62%

On 1/27/95:
Federated Department Stores:    $107.97
S&P 500:                        $123.93
S&P Retail Dept. Store Index:*  $110.62

* According to published sources, the entities included in the Index are Dillard Department Stores, Inc., The May Department Stores Company, Mercantile Stores Company, Inc., Nordstorm, Inc., and J.C. Penney Company, Inc.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Neubauer, a director of the Company and a member of the Committee, is Chairman and CEO of ARAMARK Corporation ("ARAMARK"), which has entered into an agreement with The Bon, Inc., a wholly owned subsidiary of the Company ("The Bon"), to operate food and beverage services on a limited profit and loss basis for nine Bon Marche stores. In Fiscal 1994, the sales revenues of The Bon attributable to ARAMARK's operations were approximately $3,724,500.

                             STOCKHOLDER PROPOSALS

     Proposals for 1996 Annual Meeting. Any proposal of a shareholder intended to be presented at the Company's 1996 annual meeting of shareholders must be received in writing by the Secretary of the Company by December 23, 1995 for inclusion in the Company's proxy, notice of meeting and proxy statement relating to the 1996 annual meeting. Stockholder proposals submitted in accordance with applicable SEC rules will be considered by the BOCG Committee, which will make proposals to the full Board in respect thereof. Such proposals may be accompanied by reasonable supporting materials in addition to the 500-word supporting statement contemplated by applicable SEC rules.

     Other. In December 1994, the Company received stockholder proposals in respect of the Annual Meeting relating to (i) confidential voting, (ii) the establishment of a directorate committee comprised solely of independent directors to evaluate management proposals and (iii) the Company's Rights Plan. Following discussions with the stockholder proponents, the Board took various actions, including the adoption of the confidential voting policy described under the caption "Introduction," the inclusion of certain corporate governance matters within the charter of the BOCG Committee (and the direction that the BOGC Committee consider certain matters relating to the Rights Plan) and the requirements as to the composition of directorate committees as described under the caption "Further Information Concerning the Board of Directors -- Committees of the Board". As a result thereof, the above-described stockholder proposals were withdrawn.

                                 OTHER MATTERS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than that shown above. However, if any business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy or their substitutes will vote said proxy in respect of any such business in accordance with their best judgment pursuant to the discretionary authority conferred thereby. The affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting and actually voted would be required with respect to any such matter brought to a stockholder vote.

     The cost of preparing, assembling and mailing the proxy material will be borne by the Company. The Annual Report of the Company for Fiscal 1994, which is being mailed to the stockholders together herewith, is not to be regarded as proxy soliciting material. The Company may solicit proxies otherwise than by the use of the mails, in that certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company will also request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, the Company has engaged the firm of Georgeson & Company, Inc. ("Georgeson"), of New York City, to assist in the solicitation of proxies on behalf of the Board. Georgeson will solicit proxies with respect to the Common Stock of the Company held by brokers, bank nominees, other institutional holders and certain individuals, and will perform related services. It is anticipated that the cost of the solicitation service to the Company will not substantially exceed $15,000.

                                            DENNIS J. BRODERICK
                                            Secretary

April 20, 1995

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN
   THE ENCLOSED ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE
                             IF MAILED IN THE UNITED STATES.

                      DIRECTORS RECOMMEND A VOTE "FOR" ALL NOMINEES LISTED IN ITEM 1 AND "FOR" ITEMS 2 AND 3.
1.  Election of Directors               FOR all nominees [ ]            WITHHOLD AUTHORITY to vote     [ ]        EXCEPTIONS [ ]
                                        listed below                    for all nominees listed below

Nominees for a three-year term: Joseph Neubauer, Allen I. Questrom, Paul W. Van Orden, Karl M von der Heyden
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
Exceptions__________________________________________________________________________________________________________________________

2.  Ratify the Selection of KPMG Peat Marwick LLP as the         3. In their discretion, the proxies are authorized
    Company's independent accountants for the fiscal                to vote upon such other matters as may properly come
    year ending February 3, 1996.                                   before the meeting.

        FOR  [ ]        AGAINST  [ ]     ABSTAIN  [ ]                 FOR  [ ]        AGAINST  [ ]     ABSTAIN [ ]

For purposes of the 1995 Annual Meeting, proxies will be held in
confidence (subject to certain exceptions as set forth in the                                           Address Change
Proxy Statement) unless the undersigned checks the following box:  [ ]                                  Mark Here      [ ]

                                                           This proxy should be dated, signed by the shareholder as his or her name appears hereon, and returned promptly in the enclosed envelope. Joint owners should each sign personally, and trustees and others signing in a representative capacity should indicate the capacity in which they sign.

                                                           Dated ____________________________________________________, 1995

                                                           _________________________________________________________________
                                                                             Signature of Shareholder

                                                           _________________________________________________________________
                                                                             Signature of Shareholder

RETURN THIS PROXY CARD PROMPTLY, USING THE ENVELOPE PROVIDED.       Votes must be indicated (x) in Black or Blue ink.  [ ]


                      FEDERATED DEPARTMENT STORES, INC.

          PROXIES SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                ANNUAL MEETING OF SHAREHOLDERS ON MAY 19, 1995

        The undersigned holder of shares of Common Stock of Federated Department Stores, Inc. (the "Company") hereby appoints Lyle Everingham, Karl
M. von der Heyden and Ronald W. Tysoe, and each of them, as proxies of the undersigned, with full power of substitution, to act and to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Shareholders of the Company to be held at the Registry Hotel, 475 Seagate Drive, Naples, Florida 33940, at 11:00 a.m., Eastern Daylight Time, on Friday, May 19, 1995, and at any and all postponements and adjournments thereof, according to the number of votes and as fully as the undersigned would be entitled to vote if personally present at such meeting, and particularly with respect to the proposals listed on the reverse side.

        THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES IN RESPECT OF ITEM 3.

                        (Continued, and to be dated and signed, on other side)

                                FEDERATED DEPARTMENT STORES, INC.
                                P.O. BOX 11107
                                NEW YORK, N.Y. 10203-0107